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                                                                      EXHIBIT 11

NABI
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                                               CALCULATION OF EARNINGS PER SHARE





                                                         Three Months Ended March 31,
                                                         ----------------------------
(In Thousands, Except Per Share Data)                        1997             1996
-------------------------------------------------------------------------------------
Net income                                                   $ 1,350        $   485
                                                             =======        =======

Weighted average number of common shares
      outstanding during the period                           34,677         34,033

Add dilutive effect of common stock equivalents:

Stock options and warrants (as determined by the
      application of the treasury stock method)                  936          1,677
                                                             -------        -------

Weighted average number of shares and common
      share equivalents used in primary earnings
        per share computations                                35,613         35,710
                                                             =======        =======

Earnings per share                                           $  0.04        $  0.01
                                                             =======        =======
